UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2013

BARNES GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-4801	06-0247840
(Commission File Number)	(I.R.S. Employer Identification No.)

123 Main Street, Bristol, Connecticut	06010
(Address of principal executive offices)	(Zip Code)

(860) 583-7070

Registrant's telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
On October 31, 2013, Barnes Group Inc. (the “Company”) and two of its subsidiaries (collectively with the Company, the "Purchaser") completed the previously announced acquisition of the Männer Business (defined below) pursuant to the terms of the Share Purchase and Assignment Agreement dated September 30, 2013 ("Share Purchase Agreement") among the Purchaser, Otto Männer Holding AG, a German company based in Bahlingen, Germany (the "Seller"), and the three shareholders of Seller. The Männer Business is a leader in the development and manufacture of high precision molds, valve gate hot runner systems, and system solutions for the medical/pharmaceutical, packaging, and personal care/health care industries. The Männer Business includes manufacturing locations in Germany, Switzerland and the United States, and sales and service offices in Europe, the United States, Hong Kong/China and Japan.
Pursuant to the terms of the Share Purchase Agreement, the Purchaser acquired all the shares of the capital stock of the subsidiaries through which Seller owns and operates its business (the "Männer Business") for an aggregate purchase price of approximately €281 million, which was paid through a combination of approximately €254 million in cash and 1,032,493 shares of the Company's common stock. The purchase price includes preliminary adjustments under the terms of the Share Purchase Agreement, including approximately €26 million for cash acquired, and is subject to post-closing adjustments.
For the cash portion of the consideration, the Purchaser used borrowings under its bank credit facility, as discussed below in Item 2.03 of this Current Report on Form 8-K, in addition to cash on hand. Additional information and details regarding the Company's acquisition of the Männer Business were previously disclosed in Item 1.01 of the Company's Current Report on Form 8-K filed on October 4, 2013, which information is incorporated herein by reference. The foregoing description of the Share Purchase Agreement is qualified in its entirety by reference to the full text of the Share Purchase Agreement, the English translation version of which is attached as Exhibit 2.1 to the Company's Current Report on Form 8-K filed on October 4, 2013, which exhibit is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On October 31, 2013, the Purchaser borrowed approximately €157 million ("Borrowed Amount") available under the Company's existing fifth amended and restated revolving credit agreement ("Amended Credit Agreement") with certain participating banks and financial institutions, including Bank of America, N.A. as Administrative Agent for the lenders. Approximately €149 million of the Borrowed Amount was utilized to fund a portion of the acquisition of the Männer Business described under Item 2.01 above.

Borrowings under the Amended Credit Agreement bear interest at LIBOR plus a spread ranging from 1.10% to 1.70% depending on the Company's leverage ratio at the time of the borrowings. The interest rate on the Borrowed Amount was 1.29%. Borrowing capacity is limited by various debt covenants in the Company's debt agreements. The acquisition of the Männer Business is a permitted transaction pursuant to the terms of the Amended Credit Agreement, and the Amended Credit Agreement provides that the Consolidated Senior Debt, as defined in the Amended Credit Agreement, to Consolidated EBITDA, as defined in the Amended Credit Agreement, ratio and the Consolidated Total Debt, as defined in the Amended Credit Agreement, to Consolidated EBITDA ratio are permitted to increase to 3.50 times and 4.25 times, respectively, for a period of the four fiscal quarters ending after the closing of the acquisition. The foregoing description of the Amended Credit Agreement is qualified in its entirety by reference to the full text of the Amended Credit Agreement, attached as Exhibit 4.1 to the Company's Report on Form 10-Q for the quarter ended September 30, 2013, which exhibit is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(a) Financial statements of business acquired.
As permitted by Item 9.01(a)(4) of Form 8-K, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.
(b) Pro forma financial information.
As permitted by Item 9.01(b)(2) of Form 8-K, the pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2013	BARNES GROUP INC.
(Registrant)

By: /s/ CHRISTOPHER J. STEPHENS, JR.
Christopher J. Stephens, Jr.
Senior Vice President, Finance and Chief Financial Officer